EXHIBIT 10.17

AMENDMENT NO. 2 TO
VEECO INSTRUMENTS INC.
2000 STOCK INCENTIVE PLAN

Effective January 1, 2006

The Veeco Instruments Inc. 2000 Stock Incentive Plan, formerly known as the 2000 Stock Option Plan, as amended (the “Plan”), is hereby amended as follows:

Section 4(c)of the Plan is hereby amended by restating such section in its entirety to read as follows:

(c)         Notwithstanding the above, no Committee member may participate in any action of the Committee with respect to any claim or dispute regarding only that Committee member.

Section 7(a)(ii) of the Plan is hereby amended by restating such section in its entirety to read as follows:

(ii)        Eligible Directors. For periods prior to December 31, 2005, each Participant who is a Non-Employee Director of the Company shall receive upon initial election to office and thereafter annually on the date of the Company’s annual meeting of stockholders (provided that such date is at least 6 months following such Eligible Director’s initial election to office) an Option to acquire 10,000 shares of Stock at a price equal to the Fair Market Value of the shares of Stock subject to such Option on the Date of Grant.

Section 8 of the Plan is hereby amended by adding at the end of paragraph (a) of such section the following:

(iv)        Upon initial election to office, each Non-Employee Director shall receive 5,000 shares of Restricted Stock.

(v)         On the day following the date of each annual meeting of the Company’s stockholders, each Non-Employee Director with service greater than six months prior to such date shall receive 5,000 shares of Restricted Stock.

(vi)        The Restricted Stock granted pursuant to clause (iv) or (v) above shall be granted pursuant to a Restricted Stock Agreement in a form, and having such terms as are, approved by the Committee including, without limitation, that (A) the purchase price for such shares shall consist solely of such Director’s service as a Director and (B) the Restrictions with respect to such Restricted Stock shall lapse on the first anniversary of the Date of Grant, provided that the director remains continuously in active service as a director for at least nine months following the Date of Grant; provided further that the service requirement shall be deemed to be satisfied with respect to a particular Director in the event of a termination of such Director’s service as described in clause (i) of the definition of “Normal Termination.”

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This Amendment was approved by the Compensation Committee and by the Board of Directors of Veeco Instruments Inc. on October 19, 2005 and October 20, 2005, respectively, to be effective January 1, 2006.